EXHIBIT 23.1

Consent of Independent registered public accounting firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Monolithic Power Systems, Inc. Amended and Restated 2014 Equity Incentive Plan, of our reports dated February 28, 2020, with respect to the consolidated financial statements of Monolithic Power Systems, Inc. and the effectiveness of internal control over financial reporting of Monolithic Power Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

August 3, 2020